BRF S.A.

A Publicly Traded Company with Authorized Capital

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

SUMMARY OF THE MINUTES OF THE 13TH/13 ORDINARY MEETING OF THE BOARD OF DIRECTORS

DATE, PLACE AND TIME: September 27, 2013 at 09:00 a.m. in the offices of BRF in Dubai situated at the Hassanicor Building Off#103, Al Barsha, Dubai, UAE. CHAIR: Abilio Diniz, Chairman, Edina Biava, Secretary. ATTENDANCE: The majority of the Board members. 1.  Resolutions: 1.1. Ratification of the Korean Office – As discussed at the Board meeting of May 24, the opening of the sales office in South Korea was ratified. The office will be a wholly owned subsidiary with the corporate denomination of BRF Korea LLC with its address at Regus Posco P&S17th Fl. Posco P & S Tower. 735-3, Yeoksam-Dong, Gangnam-Gu 135-923, South Korea. 1.2. Change in the Corporate Denomination of Overseas Subsidiaries – Approval was given to changes in the corporate denomination of the companies in Japan, Singapore and South Africa with the removal of the words “Brasil Foods” in their corporate denominations in line with the change in corporate denomination of the holding company, BRF S.A. Consequently, the corporate denominations shall be as follows: in Japan: BRF Japan K.K; in Singapore: Singapore Foods Pte; South Africa: BRF Global Company South Africa Proprietary Limited. 1.3. Expropriation of Property – Cascável-PR – Pursuant to the announcement of DNIT – National Transportation Infrastructure Department (lawsuit  – contingency number 0153660), an area of 3.50 ha of a property with a total 196.61 ha has been expropriated with payment to be effected to BRF of R$ 133,105.37 by way of indemnification. 1.4. Bank Guarantee Agreement issued in the name of BRF S.A. by Deutsche Bank for the Allfein companies –The Executive Board was authorized to sign a Bank Guarantee agreement in the name of BRF Global GmbH with Deutsche Bank for the Allfein company and its affiliates covering a (i) Commercial Agreement and with Deutsche Bank (ii) a Bank Guarantee Agreement. The guarantee shall have an initial maximum value of EUR 12 million and shall reach the maximum once per quarter. Dubai, OM, September 27, 2013. This is a summary of the full Meeting of the Board of Directors and was signed by all the Directors: ABILIO DINIZ, Chairman; SÉRGIO RICARDO SILVA ROSA, Vice Chairman; CARLOS FERNANDO COSTA; DÉCIO DA SILVA; JOSÉ CARLOS REIS MAGALHÃES NETO; LUIZ FERNANDO FURLAN; LUÍS CARLOS FERNANDES AFONSO; MANOEL CORDEIRO SILVA FILHO; PAULO ASSUNÇÃO DE SOUSA; PEDRO DE ANDRADE FARIA; WALTER FONTANA FILHO; EDINA BIAVA – Secretary.

EDINA BIAVA

Secretary